Exhibit 5.1

April 17, 2025

Costamare Bulkers Holdings Limited 7 rue du Gabian MC 98000, Monaco

Re:	Costamare Bulkers Holdings Limited

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) to Costamare Bulkers Holdings Limited (the “Company”) in connection with the Company’s Registration Statement on Form 20-F (the “Registration Statement”), including all amendments or supplements thereto, filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder, in connection with the spin-off of the Company from Costamare Inc. by way of a dividend in-kind of one share of the Company’s common stock, par value $0.0001 per share (the “Shares”), for every five shares of Costamare Inc. common stock outstanding as of the close of business on April 29, 2025, to the shareholders of Costamare Inc. and the related preferred stock purchase rights (the “Rights”) under a Shareholder Rights Agreement dated as of April 16, 2025 (the “Shareholder Rights Agreement”) between the Company and Equiniti Trust Company, LLC, as rights agent.

In so acting, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Shareholder Rights Agreement; (iv) the Amended and Restated Bylaws of the Company; (v) the resolutions of the Board of Directors of the Company authorizing the issuance of the Shares; and (vi) originals, or copies certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photostatic or facsimile copies, and the accuracy of the factual representations made to us by officers and other representatives of the Company.  We have also assumed the power, authority and legal right of all parties (other than the Company) to the Shareholder Rights Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Shareholder Rights Agreement by such parties.

Costamare Bulkers Holdings Limited
April 17, 2025

This opinion is limited to Marshall Islands Law as of the date hereof.  In rendering our opinion in Paragraph E below we have, with your permission, relied on the opinion addressed to you dated the date hereof of Cravath, Swaine & Moore LLP, U.S. counsel to the Company, with respect to the Shareholder Rights Agreement.  In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Goodstanding issued by the Registrar of Corporations of the Republic of the Marshall Islands on April 16, 2025.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

A.	The Company is a corporation duly incorporated, validly existing and in good standing under the law of the Republic of the Marshall Islands.

B.	The Company has the corporate power and corporate authority to enter into, execute, deliver and perform the Shareholder Rights Agreement.

C.
The Company has taken all corporate action required to authorize the Shares and, when the Shares are issued and delivered as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

D.
The Company has taken all corporate action required to authorize the execution and delivery of the Shareholder Rights Agreement and the issuance of the Rights, and the Shareholder Rights Agreement has been duly executed and delivered by a duly authorized signatory of the Company.

E.	When issued in accordance with the terms of the Shareholder Rights Agreement, the Rights will have been validly issued and constitute valid and binding obligations of the Company.

Our opinion in Paragraph E above is subject to the qualification that the rights and remedies of any party to the Shareholder Rights Agreement (a) may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting generally the enforcement of creditors’ rights from time to time in effect, and (b) are subject to general principles of equity (regardless of whether such rights and remedies are considered in a proceeding in equity or at law), including application by a court of competent jurisdiction of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy or other similar principles.

Costamare Bulkers Holdings Limited
April 17, 2025

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission issued thereunder.

 Very truly yours,

/s/ COZEN O'CONNOR